Exhibit 99.3

Consent of Waller Capital Securities, LLC

August 8, 2014

Board of Directors
Enventis Corporation

P.O. Box 3248
221 East Hickory Street
Mankato, MN 56002-3248

Re:                             Registration Statement on Form S-4 of Consolidated Communications Holdings, Inc. (“Consolidated”) filed on August 8, 2014

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 29, 2014, with respect to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value, of Enventis Corporation (“Enventis”) of the Exchange Ratio (as defined in the opinion letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 29, 2014 (the “Merger Agreement”) entered into among Enventis, Consolidated Communications Holdings, Inc. (“Consolidated”), and Sky Merger Sub Inc., a subsidiary of Consolidated (the “Merger Sub”).

The foregoing opinion letter is provided for the information and use of the Board of Directors of Enventis in connection with its evaluation of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that Consolidated has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions:  “Summary - Opinion of Financial Advisor to Enventis”, “The Merger - Background of the Merger”, “The Merger - Recommendation of the Enventis Board of Directors; Enventis’ Reasons for the Merger”, “The Merger - Opinion of Financial Advisor to Enventis” and “Annex II” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Waller Capital Securities, LLC

(WALLER CAPITAL SECURITIES, LLC)